                                                                     Exhibit 1
                              SMITHFIELD FOODS NEWS
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                                                         FOR IMMEDIATE RELEASE

        SMITHFIELD TO MAKE HSR FILING IN CONNECTION WITH IBP PROPOSAL

SMITHFIELD, VA, DECEMBER 18, 2000 - Smithfield Foods, Inc. (NYSE: SFD) announced today that it is making a filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to its proposed acquisition of IBP, inc. (NYSE: IBP). In connection with this filing, Smithfield made the following statement:

      "We continue to believe that our offer is superior to the Tyson bid. We find it particularly noteworthy that our proposal is currently worth $25.00 per share while the Tyson bid is currently worth $24.61 per share based on the closing price of Tyson common stock on December 15, 2000. We are continuing to move forward with our evaluation of IBP through the conduct of due diligence and consideration of our next steps, consistent with our disciplined approach to investing our shareholders' assets. In moving forward with our proposal, and since Tyson has chosen to unilaterally launch a coercive tender offer and make its own regulatory filings, we decided that it makes sense for us to commence our regulatory process and start our own clock running. We would expect that the regulators will carefully review both proposals."

With annual sales of $5.2 billion, Smithfield Foods is the leading producer and marketer of fresh pork and processed meats in the United States. For more information, please visit www.smithfieldfoods.com.
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CONTACTS:

            For Investors:                      For Media:
            Jerry Hostetter                     Josh Pekarsky
            Smithfield Foods, Inc.              Sarah Zitter Milstein
            (212) 758-2100                      Kekst and Company
                                                (212) 521-4800


THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING" INFORMATION WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THE FORWARD-LOOKING INFORMATION MAY INCLUDE STATEMENTS CONCERNING SMITHFIELD'S OR IBP'S OUTLOOK FOR THE FUTURE, THE ABILITY TO REALIZE ESTIMATED SYNERGIES, AS WELL AS OTHER STATEMENTS OF BELIEFS, FUTURE PLANS AND STRATEGIES OR ANTICIPATED EVENTS, AND SIMILAR EXPRESSIONS CONCERNING MATTERS THAT ARE NOT HISTORICAL FACTS. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THE STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THE STATEMENTS: THE RISKS THAT SMITHFIELD'S AND IBP'S BUSINESSES WILL NOT BE INTEGRATED SUCCESSFULLY, THE RISK THAT SMITHFIELD AND IBP WILL NOT REALIZE ESTIMATED SYNERGIES, COSTS RELATING TO THE PROPOSED TRANSACTION, THE AVAILABILITY AND PRICES OF LIVE HOGS, LIVE CATTLE, RAW MATERIALS AND SUPPLIES, PRODUCT PRICING, THE COMPETITIVE ENVIRONMENT AND RELATED MARKET CONDITIONS, OPERATING EFFICIENCIES, ACCESS TO CAPITAL, ACTIONS OF DOMESTIC AND FOREIGN GOVERNMENTS AND OTHER FACTORS DISCUSSED IN SMITHFIELD'S AND IBP'S RESPECTIVE FILINGS WITH THE SEC.

MORE DETAILED INFORMATION PERTAINING TO SMITHFIELD'S PROPOSAL WILL BE SET FORTH IN APPROPRIATE FILINGS TO BE MADE WITH THE SEC. WE URGE STOCKHOLDERS TO READ ANY RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF ANY FILINGS CONTAINING INFORMATION ABOUT SMITHFIELD AND IBP, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT SMITHFIELD CAN ALSO BE OBTAINED, WITHOUT

CHARGE, BY DIRECTING A REQUEST TO SMITHFIELD FOODS, INC., 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: OFFICE OF THE CORPORATE SECRETARY (757-365-3000).

THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION. SMITHFIELD AND CERTAIN OTHER PERSONS NAMED BELOW MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES. THE PARTICIPANTS IN THIS SOLICITATION MAY INCLUDE THE DIRECTORS AND EXECUTIVE OFFICERS OF SMITHFIELD. A DETAILED LIST OF THE NAMES OF SMITHFIELD'S DIRECTORS AND OFFICERS IS CONTAINED IN SMITHFIELD'S PROXY STATEMENT FOR ITS 2000 ANNUAL MEETING, WHICH MAY BE OBTAINED WITHOUT CHARGE AT THE SEC'S INTERNET SITE (http://www.sec.gov).

AS OF THE DATE OF THIS COMMUNICATION, NONE OF THE FOREGOING PARTICIPANTS, OTHER THAN SMITHFIELD (WHICH BENEFICIALLY OWNS APPROXIMATELY 6.6% OF IBP'S COMMON STOCK), INDIVIDUALLY BENEFICIALLY OWNS IN EXCESS OF 5% OF IBP'S COMMON STOCK. EXCEPT AS DISCLOSED ABOVE AND IN SMITHFIELD'S PROXY STATEMENT FOR ITS 2000 ANNUAL MEETING AND OTHER DOCUMENTS FILED WITH THE SEC INCLUDING SMITHFIELD'S
SCHEDULE 13D RELATING TO THE IBP COMMON STOCK, TO THE KNOWLEDGE OF SMITHFIELD, NONE OF THE DIRECTORS OR EXECUTIVE OFFICERS OF SMITHFIELD HAS ANY MATERIAL INTEREST, DIRECT OR INDIRECT, BY SECURITY HOLDINGS OR OTHERWISE, IN SMITHFIELD OR IBP.